Exhibit 99.1

COMPANY CONTACT:

Peter Ingram, CFO

Hawaiian Airlines
 Phone:  808.835-3030

peter.ingram@hawaiianair.com

INVESTOR RELATIONS CONTACT:

Allyson Pooley / Andrew Greenebaum
Integrated Corporate Relations
 Phone:  310.395.2215

apooley@icrinc.com / agreenebaum@icrinc.com

MEDIA CONTACT:

Keoni Wagner, VP Public Affairs

Hawaiian Airlines
 Phone:  808.838.6778

keoni.wagner@hawaiianair.com

Hawaiian Holdings Reports First Quarter 2006 Financial Results

•                  Operating revenue increased 11% to $210 million

•                  Load factor increased to 87.5% from 85.1% a year ago

•                  Hawaiian Airlines completed its debt refinancing and redeemed Holdings’ outstanding Subordinated Convertible Notes

•                  Management will host investor call at 5 p.m. ET to discuss results

HONOLULU – May 8, 2006 – Hawaiian Holdings, Inc. (AMEX and PCX: HA) (“Holdings” or “the Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today reported a consolidated net loss for the three months ended March 31, 2006 of $12.3 million, or $0.27 per basic and diluted share, on total operating revenue of $209.7 million.  Before income taxes, the Company reported a loss of $12.1 million for the first quarter.

Mark Dunkerley, President and Chief Executive Officer commented, “The first quarter of 2006 was a difficult one for Hawaiian, which is reflected in our operating, pre-tax and net loss for the period.  While part of the challenge is attributable to this being a seasonally weaker period of the year, and to significant non-recurring expenses included in our numbers, intense competition and the rising price of fuel have undermined our financial performance as well.  However, we remain committed to our strategic direction and are focused on taking the tactical steps necessary to improve our financial performance in what we anticipate will remain a challenging environment in the near-term.”

Mr. Dunkerley continued, “On a more positive note, the quarter was marked by several significant milestones, most notably our acquisition of four 767-300 aircraft and the restructuring of our balance sheet.  We are pleased with the continued strong demand for our services and the outstanding support of our customers.  Hawaiian’s dedicated employees continue to set the standard for customer service as evidenced by our unparalleled load factors and operating performance.”

Operating Results

GAAP Results

As previously announced, Hawaiian emerged from bankruptcy on June 2, 2005.  Effective April 1, 2003, following Hawaiian’s bankruptcy filing, through June 1, 2005, the day prior to Hawaiian’s emergence from bankruptcy, Holdings deconsolidated Hawaiian and accounted for its interest in Hawaiian using the cost method of accounting.  As a result, the financial results of Holdings during that period do not include Hawaiian’s financial results.  Holdings generated no revenue during the three months ended March 31, 2005, and its operating expenses consisted primarily of professional fees related to Hawaiian’s bankruptcy case and maintaining Holdings’ status as a public company.  Hawaiian’s emergence from bankruptcy was accounted for as a business combination, the acquisition of Hawaiian by Holdings.  As a consequence, the results of operations for Hawaiian are included in the consolidated results of the Company from June 2, 2005 forward.

On a consolidated GAAP basis, the Company reported an operating loss of $4.6 million and a net loss of $12.3 million for the first quarter 2006.

Consolidated/Combined Holdings and Airlines Results

Because Hawaiian’s emergence from bankruptcy was accounted for as a business combination,   the assets and liabilities of Hawaiian were adjusted to their fair values as of June 2, 2005, and the results of operations of Hawaiian are included in the Company’s consolidated results from that point forward.  In an effort to clarify some of the complex accounting required as a result of Hawaiian’s emergence from bankruptcy and provide readers with a basis for comparison with the financial information published by Hawaiian during bankruptcy, the following discussion compares consolidated results for the quarter ended March 31, 2006 to the combined financial results of Holdings and Hawaiian for the prior year. These combined results are not, however, defined within accounting principles generally accepted in the United States and therefore should not be considered in isolation, or as a substitute for, the equivalent measure defined in U.S. GAAP.

The adjustments to record Hawaiian’s assets and liabilities at fair value resulted in significant additional depreciation and amortization expense in the current period and on an on-going basis, as well as several other non-cash differences.  The consolidated results of operations for the first quarter ended March 31, 2006 were affected by the application of purchase accounting as follows:

3 Months Ended
Mar. 31, 2006
(in millions)
Operating Revenue - Increase/(decrease) in operating revenue:
Passenger - Reduction of deferred revenue from sales of miles in frequent flyer program	$(2.6)
Total increase/(decrease) in operating revenue	$(2.6)

Operating Expenses - Increase/(decrease) in operating exepense:
Aircraft rent - amortization of unfavorable operating leases	$(0.8)
Maintenance materials and repairs - favorable aircraft maintenance contracts	$0.3
Other rentals and landing fees - amortization of favorable operating leases	$1.3
Depreciation and amortization	$3.9
Total increase/(decrease) in operating expense	$4.7

Operating Income - Increase/(decrease) in operating income	$(7.3)

Non Operating Income/Expense -
Interest expense - amortization of debt discount due to recognizing debt discount at fair value	$(0.2)
Interest income - accretion due to recognizing aircraft maintenance and lease security deposits at fair value	$0.4
Total	$0.2

Income (Loss) Before Income Taxes	$(7.2)

First quarter operating revenue was $209.7 million, a 10.8% increase over the combined first quarter 2005 results.  Passenger revenue represented approximately 90% of operating revenue in the first quarter of both 2005 and 2006.  Charter, cargo and other revenues represented the balance.  Passenger yield (passenger revenue per revenue passenger mile, or RPM) increased 1.1% to 11.66 cents from 11.54 cents in the first quarter 2005.  Operating revenue per available seat mile (RASM) increased 5.7% to 11.06 cents in the first quarter of 2006 from 10.46 cents in the first quarter 2005.

Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc.

Selected Combined Statistical Data

	Three months ended March 31,
	2006		2005		Change
	(in millions)
Scheduled Operations:
Revenue passenger miles (RPM)	1,625.8		1,471.4		10.5%
Available seat miles (ASM)	1,858.6		1,728.9		7.5%
Passenger load factor (RPM/ASM)	87.5%		85.1%

Total Operations
Operating Revenue per ASM (RASM)	11.06	¢	10.46	¢	5.7%
Operating Cost per ASM (CASM)	11.30	¢	10.12	¢	11.7%
CASM ex-fuel	8.30	¢	8.00	¢	3.8%
Adjusted CASM ex-fuel*	8.05	¢	8.00	¢	0.6%

  *adjusted for purchase accounting differences

Total operating expenses for the first quarter increased 17.1% to $214.3 million, from $183.1 million for the first quarter of 2005.  The higher expenses were primarily the result of an $18.6 million, or 48.6%, increase in aircraft fuel costs to $57.0 million.  Certain of Hawaiian’s jet fuel forward contracts were not designated for hedge accounting upon their inception.  As a result of the subsequent designation of jet fuel forward contracts during 2005 at times when spot prices were generally higher than the settlement price of the contracts, Hawaiian’s reported fuel expense during the first quarter of 2006 does not reflect the full economic benefits of the forward contracts or the cash savings achieved by Hawaiian.  As a result, fuel expense in the first quarter of 2006 includes hedge losses of $3.4 million, although the settlement of forward contracts designated for the first quarter resulted in cash payments to Hawaiian totaling $1.9 million.  Hawaiian’s average cost per gallon of jet fuel rose 42% to $2.09 (including taxes, delivery and hedging losses) for the quarter.  Aircraft fuel represented 26.6% of operating expense in the first quarter 2006, as compared to 20.9% in the same period a year ago.

Depreciation and amortization expenses increased over 200% to $6.8 million, primarily due to the fair market value adjustments to Hawaiian’s assets under purchase accounting.  Additionally, materials and repairs expenses increased $2.7 million to $16.8 million due to an increase in engine overhaul events and the inclusion of additional aircraft under a power-by-the-hour contract, as well as increases in power-by-the-hour rates.  Other operating expenses increased $1.6 million, or 4.1%, as compared to the first quarter of 2005, primarily as a result of increased professional fees related to the conclusion during the first quarter of Sarbanes-Oxley compliance efforts for the 2005 fiscal year.

Operating cost per available seat mile (CASM) for the first quarter 2006 increased 11.7% year-over-year to 11.30 cents.  CASM excluding fuel and adjusting for the non-cash differences related to purchase accounting, increased 0.6% in the first quarter of 2006 relative to the prior year.  As a result of the higher expenses, the Company reported an operating loss of $4.6 million in the first quarter, compared to an operating profit of $6.3 million in first quarter of 2005 on a combined basis.  Effective January 1, the Company adopted SFAS No. 123(R) which resulted in an increase of approximately $1.1 million in salaries and benefits expense.  For the remainder of 2006, excluding future stock grants, the Company expects charges for stock-based compensation under SFAS No. 123(R) to be approximately $3.6 million in aggregate.

Non-operating expenses for the first quarter totaled $7.5 million.  Included in this total is approximately $3.1 million in non-recurring expenses associated with the refinancing of Hawaiian’s term loans during the quarter.

Recent Events:

•                  During the first quarter of 2006, Hawaiian purchased four used Boeing 767-300 aircraft at a combined cost of approximately $32 million.  These aircraft are currently being modified and overhauled for entry into Hawaiian’s operations.  The Company plans to use three of the aircraft to expand its service between Hawaii and the US mainland beginning during the third and fourth quarters of 2006, with the fourth serving as a spare.

•                  For the first quarter of 2006, Hawaiian maintained its ranking as the nation’s best airline for on-time performance, baggage handling and fewest flight cancellations based on statistics issued by the U.S. Department of Transportation.

•                  In March 2006, Hawaiian increased its term loan borrowings under its Term A and Term B credit facilities by approximately $91 million.

•                  In April 2006, Holdings completed the redemption of its outstanding subordinated convertible notes, thereby avoiding significant dilution to shareholders.  Had the notes not been redeemed they would have become convertible on June 2, 2006 into approximately 12 million shares of the Company’s common stock at a conversion price of $4.35.  The redemption, discussed in more detail below, completed a balance sheet restructuring which commenced in March with Hawaiian’s expansion of its term loan facilities.

Liquidity, Capital Resources and Fuel Hedging:

•                  As of March 31, 2006, the Company had unrestricted cash and cash equivalents of $153.7 million.

•                  On April 21, 2006, Holdings completed the redemption of its $52.3 million outstanding subordinated convertible notes originally issued in conjunction with Hawaiian’s emergence from bankruptcy in June 2005.  Redemption of the notes required a cash payment of 105% of the principal balance outstanding plus accrued interest, resulting in a total redemption outlay of $55.9 million.  The redemption was primarily funded through the release from escrow of previously restricted cash sourced through Hawaiian’s term loan refinancing in March, and as such did not materially reduce unrestricted cash.  Redemption of the subordinated convertible notes will result in a one-time charge of approximately $28.3 million which will be recognized in the second quarter 2006 primarily attributable to the non-cash write-off of the unamortized debt discount associated with the notes.

•                  For the quarter ended March 31, 2006, net cash provided by operating activities before reorganization activities was $16.8 million, compared to $12.7 million for the comparable period in 2005.

•                  Hawaiian’s current jet fuel hedge position for the remainder of 2006 is outlined in the table below:

	Average Forward	Average Settlement	Gallons	Percentage of Quarterly
	Contract Designation	Price of Forward	Hedged	Consumption
	Price Per Gallon(1)	Contract	(thousands)	Hedged
Second Quarter 2006	$1.992	$1.733	16,254	59%
Third Quarter 2006	$2.052	$2.024	11,970	42%
Fourth Quarter 2006	$1.923	$2.042	2,730	10%

(1) Designation prices are based on spot prices on the date of designation of the applicable jet fuel forward contracts, and represent the prices per gallon that the fuel expenses to be recognized in our financial statements will be based upon.

Investor Conference Call

Hawaiian Holdings’ quarterly earnings conference call is scheduled to begin later today (Monday, May 8, 2006) at 5:00 p.m., Eastern Daylight Time (USA).  The conference call will be broadcast live over the Internet. Investors may listen to the live audio webcast on the investor relations section of the Company’s website at www.hawaiianair.com.  For those who are not available for the live broadcast, the call will be archived on Hawaiian’s investor website.

About Hawaiian Airlines

Hawaiian was the nation’s number one carrier for on-time service, fewest flight cancellations and best baggage service reliability in 2005 and the first quarter of 2006, according to reports by the U.S. Department of Transportation. Consumer travel surveys conducted by Conde Nast Traveler, Travel + Leisure, and Zagat all rank Hawaiian as the top domestic airline serving Hawaii.

Now in its 77th year of continuous service in Hawaii, Hawaiian is the state’s biggest and longest-serving airline, and the second largest provider of passenger air service between Hawaii and the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities than any other airline (nine), as well as service to Australia, American Samoa and Tahiti. Hawaiian also provides approximately 100 daily jet flights among the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (Amex and PCX: HA). Additional information is available at HawaiianAirlines.com.

Forward Looking Statements

The foregoing information contains certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s filings with the Securities and Exchange Commission.

# # #

(Financial Tables Follow)

Hawaiian Holdings, Inc.

Consolidated Balance Sheets (in thousands)

	March 31,	December 31,
	2006	2005
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$153,656	$153,388
Restricted cash	70,804	53,420
Accounts receivable, net of allowance for doubtful accounts of $861 and $912 as of March 31, 2006 and December 31, 2005, respectively	38,986	35,278
Spare parts and supplies, net	14,503	14,578
Deferred tax assets	10,160	9,269
Prepaid expenses and other	21,515	21,673
Total	309,624	287,606

Property and equipment, less accumulated depreciation and amortization of $8,153 and $5,751 as of March 31, 2006 and December 31, 2005, respectively	85,237	51,277

Other Assets:
Long-term prepayments and other	98,866	29,253
Intangible assets, net of accumulated amortization of $19,906 and $13,936 as of March 31, 2006 and December 31, 2005, respectively	185,235	191,205
Goodwill	107,032	107,179
Total Assets	$785,994	$666,520

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$35,867	$39,089
Air traffic liability	212,593	162,638
Other accrued liabilities	39,926	62,969
Current maturities of long-term debt and capital lease obligations	14,785	13,064
Total	303,171	277,760

Long-Term Debt and Capital Lease Obligations	158,637	77,576

Other Liabilities and Deferred Credits:
Accumulated pension and other postretirement benefit obligations	198,103	196,831
Other liabilities and deferred credits	60,637	57,017
Deferred income taxes	10,160	9,269
Total	268,900	263,117

Commitments and Contingent Liabilities

Shareholders’ Equity:
Special preferred stock, three shares outstanding as of March 31, 2006 and December 31, 2005	—	—
Common stock, 45,945,800 and 45,349,100 outstanding as of March 31, 2006 and December 31, 2005, respectively	459	453
Capital in excess of par value	213,486	203,479
Accumulated deficit	(156,013)	(143,721)
Accumulated other comprehensive loss:
Loss on hedge instruments	(2,646)	(12,144)
Total	55,286	48,067
Total Liabilities and Shareholders’ Equity	$785,994	$666,520

Hawaiian Holdings, Inc.

Consolidated Statements of Operations (unaudited)

	Three Months Ended March 31,
	2006(*)	2005(**)
	(in thousands, except per share data)
Operating Revenue:
Passenger	$189,590	$—
Charter	2,274	—
Cargo	8,088	—
Other	9,769	—
Total	209,721	—

Operating Expenses:
Wages and benefits	58,169	—
Aircraft fuel, including taxes and oil	56,962	—
Aircraft rent	27,358	—
Maintenance materials and repairs	16,772	—
Depreciation and amortization	6,764	—
Other rentals and landing fees	5,915	—
Sales commissions	1,856	—
Other	40,519	2,095
Total	214,315	2,095

Operating Loss	(4,594)	(2,095)

Nonoperating Income (Expense):
Interest and amortization of debt discounts and issuance costs	(3,637)	—
Extinguishment and modification of long-term debt	(3,072)	—
Interest income	2,429	—
Other, net	(3,234)	—
Total	(7,514)	—

Loss Before Income Taxes	(12,108)	(2,095)

Income tax expense	184	—

Net Loss	$(12,292)	$(2,095)

Net Loss Per Common Stock Share:
Basic	$(0.27)	$(0.07)
Diluted	$(0.27)	$(0.07)

Weighted Average Number of Common Stock Shares Outstanding:
Basic	45,722	30,751
Diluted	45,722	30,751

(*)                                 Includes the consolidated results of operations of Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc. for the entire period presented.

(**)                          Includes only the results of operations of Hawaiian Holdings, Inc. for the entire period presented.

Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc.

Combined Statements of Operations (unaudited)

	Three Months ended March 31,
	2006(*)	2005(**)
	(in thousands)
Operating Revenue:
Passenger	$189,590	$169,747
Charter	2,274	4,519
Cargo	8,088	7,046
Other	9,769	8,032
Total	209,721	189,344

Operating Expenses:
Wages and benefits	58,169	56,290
Aircraft fuel, including taxes and oil	56,962	38,335
Aircraft rent	27,358	26,141
Maintenance materials and repairs	16,772	14,071
Depreciation and amortization	6,764	2,200
Other rentals and landing fees	5,915	5,713
Sales commissions	1,856	1,394
Other	40,519	38,922
Total	214,315	183,066

Operating Income (Loss)	(4,594)	6,278

Nonoperating Income (Expense):
Reorganization items, net	—	(5,851)
Interest and amortization of debt discount and issuance costs	(3,637)	(334)
Extinguishment and modification of long-term debt	(3,072)	—
Interest income	2,429	—
Other, net	(3,234)	(1,319)
Total	(7,514)	(7,504)

Loss Before Income Taxes	(12,108)	(1,226)

Income tax expense	184	505

Net Loss	$(12,292)	$(1,731)

(*)              Consolidated results of operations of Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc.

(**)       Combined results of operations of Hawaiian Holdings, Inc. and Hawaiian Airlines, Inc.

Hawaiian Holdings, Inc.

Reconciliation of GAAP Results to

Adjusted Historical Cost Financial Results (unaudited)

	Three months ended March 31,
	2006	2005
	(in millions)

GAAP operating expenses	$214.3	$2.1

Hawaiian expenses pre-June 2, 2005 (a)	$—	$181.0
Combined Holdings and Airlines operating expenses	$214.3	$183.1

Aircraft fuel, including taxes and oil	$57.0	$38.3
Adjusted operating expenses	$157.4	$144.7

Add (Subtract) impact of purchase accounting:
Aircraft and other rental expense (b)	$(0.5)	$—
Maintenance materials and repairs (c)	$(0.3)	$—
Depreciation and amortization (d)	$(3.9)	$—

Adjusted Historical Cost operating expenses, ex-fuel	$152.6	$144.7

Available Seat Miles (millions)	1,896.2	1,809.5

CASM - GAAP	11.30 ¢	NM
add Hawaiian expenses CASM	—	10.00	¢
CASM - Combined	11.30	10.12
less aircraft fuel	3.00	2.12
CASM - Combined, ex-fuel	8.30	8.00
Impact of purchase accounting adjustments	-0.25	—
CASM - Adjusted for historical cost, ex-fuel	8.05 ¢	8.00	¢

Footnotes:

(a) On June 2, 2005, the Company reconsolidated Hawaiian for financial reporting purposes.  The reconsolidation was accounted for as a business combination with Hawaiian’s assets and liabilities being adjusted to their fair values as of June 2, 2005.  Hawaiian’s results prior to June 2, 2005 were not included in Holdings’ results of operations.

(b) The Company recorded a net deferred credit for certain operating leases with contractual rentals in excess of current market rates as of June 2, 2005.   The net credit serves to reduce aircraft rental expense each period.

(c) The Company recorded an intangible asset for certain aircraft maintenance contracts with contractual rates less than current market rates for similar services at June 2, 2005.

(d) Adjustment to reflect the impact on depreciation and amortization expense due to the amortization of intangible assets and certain PP&E recorded at June 2, 2005.